EXHIBIT 99.1

MPW Industrial Services Group, Inc.

9711 Lancaster Road S.E.

Hebron, Ohio 43025

www.mpwservices.com

At the Company:

Robert Valentine

Vice President and Chief Financial Officer

(740) 927-8790

FOR IMMEDIATE RELEASE

FRIDAY, NOVEMBER 14, 2003

MPW REPORTS FISCAL FIRST QUARTER RESULTS

HEBRON, Ohio, November 14, 2003 – MPW Industrial Services Group, Inc. (NASDAQ:MPWG) today announced operating results for its first quarter ended September 30, 2003.

Operating Results

The Company reported a net loss of $(1.4) million, or $(0.13) per share, for the first fiscal quarter ended September 30, 2003, compared with $(3.0) million, or $(0.28) per share, for the first fiscal quarter ended September 30, 2002. Total revenue decreased 18.2% from $24.0 million in the first quarter of fiscal 2003 to $19.7 million in the first quarter of fiscal 2004. Income (loss) from operations was $(2.2) million, or (11.3)% of revenue, for the first quarter of fiscal 2004 compared to $0.2 million, or 0.8% of revenue, for the first quarter of fiscal 2003.

The net loss for the first quarter of fiscal 2003 included a $2.8 million, net of tax of $1.9 million, non-cash goodwill impairment charge as a result of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. This charge was recorded as a cumulative effect of a change in accounting principle as of July 1, 2002.

The decrease in revenue for the three months ended September 30, 2003 compared to the three months ended September 30, 2002 was the result of the loss of certain customers due to a combination of factors, including aggressive pricing by competitors, and decreased project work at existing customers in the Industrial Cleaning and Facility Maintenance segment and decreased emergency work for customers of the Industrial Water Process Purification segment due to mild weather conditions. The loss from operations in the first quarter of fiscal 2004 was negatively impacted by a $1.1 million charge related to a customer who filed bankruptcy in October 2003, adverse developments in several workers compensation insurance claims and high fixed labor costs, slightly offset by decreased incentive compensation expense and decreases in various administrative costs due to increased focus on cost control.

“The revenues for the first quarter of this fiscal year and for the remainder of this fiscal year have been and will continue to be impacted by the highly competitive environment in which we operate combined with deferred spending by our industrial clients, however, we will remain focused on providing quality service as well as gaining internal operating efficiencies,” stated Monte Black, Chairman and Chief Executive Officer.

MPW Industrial Services Group, Inc. is a leading provider of integrated, technically based industrial cleaning and related facilities support services in North America. MPW offers three principal service lines that are integral to a wide variety of manufacturing processes. These three service lines are industrial cleaning and facility maintenance, industrial container cleaning and industrial process water purification.

The statements contained in this news release that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, competitive and other market factors, customer purchasing behavior, general economic conditions and other facets of the Company’s business operations. Additional information about these and other risks and uncertainties can be found in “Investment Considerations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003; and in other documents the Company files or has filed with the Securities and Exchange Commission. Further information may also be obtained at the Company’s Internet site: www.mpwservices.com.

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2003	June 30, 2003
	(unaudited)
ASSETS
Cash	$194	$2,726
Accounts receivable, net	11,461	17,201
Inventories	2,285	2,294
Deferred income taxes	1,576	1,461
Prepaid expenses	973	1,197
Other current assets	15	16

Total current assets	16,504	24,895

Property and equipment, net	34,355	35,120
Goodwill	6,044	6,044
Other intangibles, net	6,735	6,889
Other assets	113	122

Total assets	$63,751	$73,070

LIABILITIES
Accounts payable	$3,296	$8,218
Accrued compensation and related taxes	1,389	2,373
Current maturities of long-term debt	1,313	1,322
Other accrued liabilities	4,474	6,153

Total current liabilities	10,472	18,066

Long-term debt	18,570	18,892
Deferred income taxes	3,477	3,400
Other long-term liabilities	306	469

Total liabilities	32,825	40,827

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,949,957 and 10,939,957 shares issued and outstanding at September 30, 2003 and June 30, 2003, respectively	109	109
Additional paid-in capital	41,527	41,507
Accumulated deficit	(10,460)	(9,027)
Accumulated other comprehensive loss	(250)	(346)

Total shareholders’ equity	30,926	32,243

Total liabilities and shareholders’ equity	$63,751	$73,070

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended September 30,
	2003	2002
	(unaudited)
Revenues	$19,660	$24,024
Cost of services (including depreciation)	17,017	19,199

Gross profit	2,643	4,825
Selling, general and administrative expenses	4,874	4,634

Income (loss) from operations	(2,231)	191
Interest expense, net	283	501

Loss from continuing operations before income tax benefit and equity in loss of affiliate	(2,514)	(310)
Income tax benefit	(1,081)	(130)

Loss from continuing operations before equity in loss of affiliate	(1,433)	(180)
Equity in loss of affiliate	—	(35)

Loss from continuing operations	(1,433)	(215)
Income from discontinued operations, net of tax	—	12

Loss before cumulative effect of change in accounting principle	(1,433)	(203)
Cumulative effect of change in accounting principle	—	(2,845)

Net loss	$(1,433)	$(3,048)

Net loss per share, basic and diluted:
Loss from continuing operations	$(0.13)	$(0.02)
Income from discontinued operations, net of tax	—	—

Loss before cumulative effect of change in accounting principle	(0.13)	(0.02)
Cumulative effect of change in accounting principle	—	(0.26)

Net loss per share	$(0.13)	$(0.28)

Weighted average shares outstanding	10,944	10,940
Weighted average shares outstanding, assuming dilution	10,944	10,940